UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2017

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-38176	98-1373159
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,
Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 1740 608 001

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Change in Control and Severance Benefit Plan

On November 15, 2017, upon the recommendation of the Compensation Committee, the Board of Directors (the “Board”) of Venator Materials PLC (the “Company”) adopted the Venator Materials PLC Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), which amends and restates the prior plan adopted by the Board on July 13, 2017 (the “Prior Plan”).

The Prior Plan provided severance and change of control benefits to executive officers in connection with a termination of the executive’s employment by the Company without ‘‘Reasonable Cause,’’ or by the executive for good reason, which mirrored closely the terms of Huntsman Corporation’s Executive Severance Plan. Now that the Company is operating independently, the Company has updated the Executive Severance Plan to provide market severance benefits to its executive officers and to be more inclusive for its participants outside of the United States.

Under the Executive Severance Plan as amended, the Company’s executive officers are provided with a cash payment of  two times the executive’s base compensation plus a cash payment equal to the executive’s “Pro Rata Bonus for Termination Year. The portion of the payment related to base compensation will be paid within 60 days of an executive’s termination, and the portion of the payment related to the pro rata bonus will be paid in ordinary course under the applicable plan as payments are made to the remaining participating employee population, unless otherwise required by applicable law.

In the event that a participant is eligible to receive severance benefits pursuant to a separate plan or arrangement, whether by contract with the Company or through a regulatory entitlement, the participant will not be eligible for severance benefits pursuant to the Executive Severance Plan unless the participant waives all rights to the benefits under that separate severance plan, arrangement or entitlement. Conversely, the participant can elect not to participate in the Executive Severance Plan and continue to be eligible for benefits under such a separate severance plan, arrangement or entitlement.

Pursuant to the Executive Severance Plan:

•            “Reasonable Cause” means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law, the material violation of any of the Company’s significant policies that materially and adversely affects the Company or other circumstances where the Company would be entitled, under the executive’s contract, if any, to terminate executive’s employment, or (2) the failure of the participant to substantially perform his duties.

•            “Pro Rata Bonus for Termination Year” means a pro rata portion (by calendar days) of the annualized bonus under the applicable bonus program in effect at the time of the executive’s termination where the annualized bonus is calculated in accordance with the Company’s actual performance for the full calendar year during which the executive’s termination occurs.

The Executive Severance Plan also provides the continuation of medical benefits for United States participants for up to two years following termination (which will be in the form of a lump sum cash payment equal to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, premium at the time of departure multiplied by the severance period multiplied by 150%).

The foregoing description of the Executive Severance Plan is not complete and is qualified in its entirety by reference to the full text of the Executive Severance Plan, which is filed herewith as Exhibit 10.1.

Item 9.01.                                        Financial Statements and Exhibits

Exhibits

Exhibit Number	Description
10.1	Venator Materials PLC Amended and Restated Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENATOR MATERIALS PLC

/s/ RUSS R. STOLLE
Senior Vice President, General Counsel and Chief Compliance Officer

Dated: November 17, 2017